Exhibit 4.18

US Contribution Agreement

THIS AGREEMENT, dated as of September 28, 2001, as amended and restated on July 18, 2002, is made

Between:

(1)                                 CORPORATE EXPRESS OFFICE PRODUCTS, INC., a Delaware corporation having its principal place of business at 1 Environmental Way, Broomfield, Colorado 80021-3416 (Corporate Express or an Initial US Originator);

(2)                                 CORPORATE EXPRESS OF TEXAS, INC., a Delaware corporation having its principal place of business at 1 Environmental Way, Broomfield, Colorado 80021-3416 (an Initial US Originator and, together with Corporate Express, the Initial US Originators);

(3)                                 BUHRMANN SILVER US LLC, a Delaware limited liability company having its principal place of business at 1 Environmental Way, Broomfield, Colorado 80021-3416 (the US Master Purchaser); and

(4)                                 BUHRMANN N.V., a company incorporated in the Netherlands whose registered office is at Hoogoorddreef 62, 1101 BE Amsterdam Zuidoost, the Netherlands (the Parent); and

(5)                                 DEUTSCHE TRUSTEE COMPANY LIMITED (formerly known as Bankers Trustee Company Limited), a limited liability company incorporated in England and Wales (registered number 338230) whose registered office is at Winchester House, 1 Great Winchester Street, London ECN 2DB (the Security Agent), which term shall include such person and all other persons for the time being acting as the security agent or agents pursuant to the US Master Purchaser Security Agreement.

Whereas:

(A)                              The US Originators desire to transfer, contribute and assign from time to time their respective interests in the US Receivables to the US Master Purchaser as a capital contribution to the US Master Purchaser.

(B)                                Pursuant to the Amended and Restated Limited Liability Company Agreement of the US Master Purchaser dated as of July 18, 2002 (the Limited Liability Company Agreement) among Corporate Express, as managing member and a member of the US Master Purchaser and Kevin P. Burns, as the Independent Manager, the membership interest (the Interest) of a US Originator in the US Master Purchaser may be increased to reflect additional Capital Contributions made by such US Originator to the US Master Purchaser.

(C)                                The US Master Purchaser has agreed to create security over all of its assets including its rights and benefits under this Agreement in favor of the Security Agent for the benefit of each US Master Purchaser Secured Party under the US Master Purchaser Security Agreement.

(D)                               The Security Agent is entering into this Agreement in order to receive the benefit of the warranties, covenants, undertakings and indemnities expressed in its and each US Master Purchaser Secured Party’s favor hereunder, but the Security Agent shall not assume or incur any liability whatsoever to the US Master Purchaser or any US Originator by virtue of the provisions contained in this Agreement other than in accordance with any obligation to reimburse which it may have pursuant to Clause 7.5.

Now therefore it is agreed as follows:

Definitions and Interpretation

1.1                                 Capitalized terms in this Agreement (including the Recitals) shall, except where the context otherwise requires and save where otherwise defined herein, bear the meanings ascribed to them in the Master Definitions and Framework Deed (the Framework Deed) executed by, among others, each of the parties hereto dated 27 September 2000 (as amended and restated on 28 September 2001 and on 18 July 2002 and as the same may be further amended, varied or supplemented from time to time with the consent of the parties to it) and this Agreement shall be construed in accordance with the principles of construction set out therein.

In addition, this Agreement shall have expressly and specifically incorporated into it the provisions set out in the Framework Deed (hereafter referred to as the Provisions), as though the same were set out in full in this Agreement mutatis mutandis.  In the event of any conflict between the provisions of this Agreement and the Provisions, the Provisions shall prevail.

1.2                                 This Agreement is the US Contribution Agreement referred to in the Framework Deed.

OFFER

2.                                       Each Initial US Originator, and each Additional US Originator upon its accession to the Transaction Documents in accordance with Clause 4 of the Framework Deed, hereby notifies the US Master Purchaser that such US Originator intends from time to time, on any Business Day, to make offers to contribute (Offers to Contribute and each an Offer to Contribute) as a capital contribution to the US Master Purchaser all of such US Originator’s right, title, interest and benefit (present and future) in and to certain US Receivables originated by it in the ordinary course of its business.  If such US Originator wishes to make Offers to Contribute to the US Master Purchaser then it will make such Offers to Contribute by delivering to the US Master Purchaser an Invoices File containing details of each of the US Receivables in respect of which an Offer to Contribute is being made, by no later than 5.00 p.m. (Central European Time) on the Business Day following the Business Day on which such Invoices File was produced (and so that completed transmission of the data file comprising the relevant Invoices File in electronic form shall constitute making of the Offer to Contribute).  The US Master Purchaser shall be free, subject to the terms and conditions contained in this Agreement, to decide whether or not to accept in its absolute discretion any such Offer to Contribute and may accept any such Offer to Contribute only in the manner specified in Clause 3.1.

Acceptance

Acceptance

3.1                                 Any Offer to Contribute made by a US Originator in accordance with Clause 2 shall be irrevocable up to, and including 5.00 p.m. (Central European Time) on the fourth Business Day following the Business Day on which the Invoices File delivered at the time of such Offer to Contribute was produced, after which time such Offer to Contribute shall lapse and be deemed withdrawn.  Any such Offer to Contribute may be accepted by the US Master Purchaser:

(a)                                  identifying (or procuring that the Master Servicer identifies) by the use of a “1” (indicating “yes”) or “0” (indicating “no”) designation in the column entitled “Bought” contained within each Invoices File (and which is held as a data file in the computer systems of the US Master Purchaser) the US Receivable subject to such Offer to Contribute, as having been purchased by the US Master Purchaser; and

(b)                                 noting in its books and records (held as a data file in the computer systems of the US Master Purchaser) that the Interest of such US Originator in the US Master Purchaser has been increased by an amount equal to the Initial Purchase Price of the US Receivable identified in such Offer to Contribute.

The increase of the Interest of a US Originator pursuant to Clause 4.1 in respect of any US Receivable identified in the manner referred to in paragraph (a) above shall constitute an unconditional and irrevocable acceptance of such Offer to Contribute in respect of such US Receivable and such an Offer to Contribute shall have been accepted only if and when such increase is noted in the books and records of the US Master Purchaser.  Offers to Contribute shall not be capable of acceptance in relation to any US Receivable in any other manner.

Restriction on Acceptance

3.2                                 The US Master Purchaser shall have no discretion to accept any Offer to Contribute in respect of any US Receivable if and to the extent that:

(a)                                  it does not have sufficient cash proceeds in US dollars available to pay the Initial Purchase Price for those US Receivables; or

(b)                                 if a lien has been filed by the US Internal Revenue Service or the Pension Benefit Guaranty Corporation against any of the assets of any Initial US Originator and such lien has not been released and the Rating Condition has not been satisfied with respect to such release.

Consideration

Consideration

4.1                                 In consideration of the contribution by a US Originator to the US Master Purchaser of each US Receivable contributed by it, the US Master Purchaser shall increase the Interest of such US Originator in the US Master Purchaser (subject to the provisions below) by an amount equal to the Initial Purchase Price, which increase shall be made in accordance with Clause 5.

Additional Consideration

4.2                                 It is further agreed that in consideration of the US Master Purchaser’s participation in the US Master Purchaser Funding Agreement and the Security Agent’s execution of this Agreement for the benefit of the US Master Purchaser Secured Parties, on the US Closing Date, the US Master Purchaser does hereby transfer, assign, set over and otherwise convey to the Security Agent for the benefit of the US Master Purchaser Secured Parties, without recourse (except as specifically provided herein), all of its present and future right, title and interest in, to and under this Agreement including (a) all rights of the US Master Purchaser to receive monies due and to become due under or pursuant to this Agreement, whether payable as fees, expenses, costs or otherwise, (b) any indemnity, warranty or guaranty with respect to this Agreement, (c) claims of the US Master Purchaser for damages arising out of or for breach of or default under this Agreement, (d) the right of the US Master Purchaser to amend, waive or terminate this Agreement, to perform hereunder and to compel performance and otherwise exercise all remedies hereunder and (e) all other rights, remedies, powers, privileges and claims of the US Master Purchaser under or in connection with this Agreement (whether arising pursuant to this Agreement or otherwise available to the US Master Purchaser at law or in equity), including the rights of the US Master Purchaser to enforce this Agreement and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or in connection therewith.

The assignment of the US Master Purchaser’s right, title and interest under this Agreement shall be without recourse to, or any representation or warranty of any kind (express or implied) by, the US Master Purchaser except as otherwise specifically provided herein.  The foregoing assignment, transfer and conveyance does not constitute and is not intended to result in the creation or assumption by the Security Agent or any US Master Purchaser Secured Party of any obligation of the US Master Purchaser or any other person in connection with this Agreement or any agreement or instrument relating thereto, including any obligation to any Obligor or in any Contract.

Increases of a US Originator’s Interest in the US Master Purchaser

Initial Purchase Price

5.1                                 The Interest of a US Originator in the US Master Purchaser shall be increased by an amount equal to the Initial Purchase Price in respect of a US Receivable contributed by it on the Contribution Date in respect of such US Receivable; except that such US Originator shall not be entitled to an increase in its Interest in the US Master Purchaser in respect of any Taxes which such US Originator may be liable to account for in respect of its contribution of US Receivables hereunder.

Deferred Purchase Price

5.2                                 The Interest of a US Originator shall, subject to Clause 5.4, be increased by the Deferred Purchase Price in respect of a US Receivable contributed by it as deferred consideration as follows:

(a)                                  on each Business Day, the US Master Purchaser shall increase the Interest of such US Originator in the US Master Purchaser (by noting such increase in the books and records of the US Master Purchaser) by an amount equal to the unpaid Deferred Purchase Price in respect of such US Receivable to the extent such unpaid Deferred Purchase Price has been collected as of the second Business Day preceding that Business Day; and

(b)                                 after there are no amounts outstanding under or in connection with the US Master Purchaser Funding Agreement and the US Securitisation Facility has been cancelled, and if any Deferred Purchase Price has not been applied in accordance with Clause 7.3 of the US Master Purchaser Security Agreement and remains outstanding, the US Master Purchaser shall increase the Interest of such US Originator by an amount equal to any remaining unpaid Deferred Purchase Price to the extent of the amounts then standing to the credit of the US Master Purchaser Transaction Account.  Thereafter, the US Master Purchaser shall have no further or other obligation to increase the Interest of any US Originator in respect of such unpaid Deferred Purchase Price and the US Originator shall have no other rights of recourse whatsoever against the US Master Purchaser in respect of such amounts of Deferred Purchase Price.

Surplus Discount

5.3                                 The US Master Purchaser shall pay the Surplus Discount in respect of a US Receivable to the US Originator that contributed such Securitised US Receivable on the Business Day following the date upon which such US Originator receives a distribution pursuant to Section 5.3 of the LLC Agreement in respect of the Deferred Purchase Price of such US Receivable and, the US Master Purchaser shall decrease, subject to Clause 5.4, the Interest of such US Originator in the US Master Purchaser (by noting such decrease in the books and records of the US Master Purchaser) in an amount equal to such payment.

Deferral of Payment of Deferred Purchase Price and Surplus Discount following a Buhrmann Termination Event

5.4                                 With effect from the occurrence of a Buhrmann Termination Event, an increase in the Interest of a US Originator in the US Master Purchaser in respect of Deferred Purchase Price or payment of Surplus Discount which would otherwise be made by the US Master Purchaser in accordance with Clause 5.2(a) or 5.3 hereof or an amount which would otherwise be payable in accordance with Clause 7.3 of the US Master Purchaser Security Agreement shall be deferred to the date when there are no amounts outstanding under the US Master Purchaser Funding Agreement and the US Dollar Securitisation Facility has been cancelled.

No Other Consideration for US Receivables Contributed to the US Master Purchaser

5.5                                 The US Master Purchaser shall not be obliged to increase the Interest of any US Originator in the US Master Purchaser in respect of the Purchase Price of a US Receivable or any Surplus Discount except as provided for in Clause 4 or this Clause 5.

Pre-Completion Collections

5.6                                 Each US Originator and the US Master Purchaser agree that in the event that any amounts are received from an Obligor in respect of a US Receivable which becomes a Securitised Receivable between the date on which the Invoices File in respect thereof was delivered to the US Master Purchaser pursuant to Clause 2 and the Contribution Date (as defined herein) in respect thereof, such amounts will be for the account of the US Master Purchaser.

Limited Recourse

5.7                                 Notwithstanding any other provision of this Agreement, if, in accordance with Clause 4 and this Clause 5, the US Master Purchaser is not obligated to increase the Interest of a US Originator in the US Master Purchaser by the full amount of the Deferred Purchase Price or Surplus Discount in respect of any US Receivable contributed by such US Originator to the US Master Purchaser, such US Originator shall not be entitled to take any further steps against the US Master Purchaser and all claims and all rights to claim against the US Master Purchaser in respect of each such uncredited amount shall be extinguished.

Effect of Distribution

5.8                                 The Interest of a US Originator shall be decreased by any amount distributed to such US Originator pursuant to Section 5.3 of the LLC Agreement.

Completion

Title

6.1                                 Transfer of title to any US Receivables in respect of which the Offer to Contribute is accepted in accordance with Clause 3.1 shall take place on the date upon which any Offer to Contribute is accepted (the Contribution Date).

True Contribution

6.2                                 Each US Originator and the US Master Purchaser hereby acknowledge and agree that it is their mutual intent that (a) every transfer by way of capital contribution of US Receivables to the US Master Purchaser hereunder shall be an absolute, unconditional, “true” conveyance and sale and not a mere granting of a security interest to secure a loan to or from the US Master Purchaser, (b) such US Originator shall not retain any interest in the US Receivables after the contribution thereof hereunder and (c) the US Receivables originated by a US Originator shall not be subject to such US Originator’s insolvency or part of its bankruptcy estate in the event any insolvency or delinquency proceeding or a bankruptcy petition or other action shall be commenced or filed by or against such US Originator under any insolvency or bankruptcy law.  In the event, however, that notwithstanding such intent and agreement, such transfers are deemed by any relevant governmental, judicial or other authority for any reason whatsoever, whether for limited purposes or otherwise, to be a security interest granted to secure indebtedness of the transferor, such US Originator does hereby grant to the US Master Purchaser a security interest under Article 9 of the Uniform Commercial Code in all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising, and wherever located, the US Receivables contributed by such US Originator, all Ancillary Rights, Invoice Files and Counterparty Files relating thereto and all proceeds of any and all of the foregoing (including proceeds that constitute property) and, to the extent not otherwise included, all (x) payments under insurance (whether or not the US Master Purchaser is the loss payee thereof), or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing and (y) cash, and this Agreement shall constitute a security agreement under applicable law, securing amounts owing by such US Originator to the US Master Purchaser hereunder, subject to the other terms and conditions of this Agreement, together with such other obligations or interests as may arise hereunder in favor of the parties hereto.

Financing Statements

6.3                                 On the US Closing Date, each US Originator agrees to record and file, or cause to be recorded and filed, at its own expense, financing statements (and continuation statements with respect to such financing statements when applicable), and any other similar instruments, with respect to the US Receivables now existing and hereafter acquired by the US Master Purchaser from such US Originator meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect the transfer by way of capital contribution of the US Receivables by the US Master Purchaser from such US Originator, and to deliver evidence of such filings to the US Master Purchaser on or prior to the US Closing Date.

Costs, Expenses and Taxation

Costs and Expenses

7.1                                 Without prejudice to the provisions of the other Transaction Documents, the US Originators shall on demand jointly and severally pay by way of indemnity on a full after-Tax basis all costs, claims, fees, liabilities, losses, damages and expenses (including reasonable legal and out-of-pocket expenses) properly incurred or otherwise suffered by the US Master Purchaser, the Security Agent or any Buhrmann US Note Purchaser in connection with:

(a)                                  the negotiation, preparation, execution and delivery of, the Transaction Documents and any related documents;

(b)                                 any variation, consent or approval, or any steps taken with a view to any variation, consent or approval, in each case relating to or in connection with any of the Transaction Documents or any related document which was requested by or required by any US Originator;

(c)                                  the preservation or enforcement of, or any action taken to preserve or enforce, any of their rights under any of the Transaction Documents or any related documents; and

(d)                                 the exercise by the US Master Purchaser, the Security Agent or such Buhrmann US Note Purchaser of its rights to monitor compliance by any US Originator with its obligations under this Agreement;

and, for the avoidance of doubt, the US Originators shall be liable jointly and severally to the US Master Purchaser, the Security Agent or such Buhrmann US Note Purchaser, as appropriate, such amount as shall represent sales tax, purchase tax or other similar taxes or duties associated with such costs, fees and expenses (if any) howsoever charged to, or suffered by, the US Master Purchaser, the Security Agent or such Buhrmann US Note Purchaser.

Duties and Taxes

7.2                                 Without prejudice to the provisions of the other Transaction Documents, the US Originators shall jointly and severally be liable to pay any stamp, documentary, transfer, excise, registration, filing and other similar duties, levies, fees or Taxes to which (i) any of the Transaction Documents or any related documents, (ii) any transaction contemplated under the Transaction Documents and the related documents including the contribution, sale, assignment, release, resale or re-assignment of any US Receivable or (iii) the enforcement of the rights of the US Master Purchaser, the Security Agent or any Buhrmann US Note Purchaser may be subject or give rise and the US Originators shall fully indemnify (on a joint and several basis) the US Master Purchaser, the Security Agent or such Buhrmann US Note

Purchaser from and against any losses or liabilities which any of them may properly incur or otherwise suffer as a result of any delay in paying or omission to pay such duties, levies, fees or taxes.

Sales Tax

7.3(a)                   Any amounts stated in this Agreement to be payable, or payable in connection with this Agreement, by a US Originator are exclusive of sales tax, purchase tax or other similar taxes or duties and accordingly, to the extent that any such taxes arise in respect of such payments, such US Originator shall, in addition, pay any amount in respect of any such taxes or duties.

(b)                                 Any amounts stated in this Agreement to be payable, or payable in connection with this Agreement, by the US Master Purchaser are inclusive of sales tax, purchase tax or other similar taxes or duties and the US Master Purchaser will not otherwise be obligated to pay additional amounts in respect of any such taxes or duties.

Additional Amounts

7.4(a)                   All payments made by a US Originator to the US Master Purchaser, the Security Agent or, subject to the exclusions set forth in Clause 7.1 of the US Master Purchaser Funding Agreement, any Buhrmann US Note Purchaser under or in connection with this Agreement shall be made in full without any deduction or withholding in respect of Taxes (or otherwise) unless the deduction or withholding is required by law in which event such US Originator shall:

(i)                  ensure that the deduction or withholding does not exceed the minimum amount legally required;

(ii)               forthwith pay to the US Master Purchaser, the Security Agent or such Buhrmann US Note Purchaser such additional amount so that the net amount received by the US Master Purchaser, the Security Agent or such Buhrmann US Note Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been made.

(b)                                 All payments made by the US Master Purchaser to a US Originator under or in connection with this Agreement shall be made in full without any deduction or withholding in respect of Taxes (or otherwise) unless the deduction or withholding is required by law in which event the US Master Purchaser shall ensure that the deduction or withholding does not exceed the minimum amount legally required.  For the avoidance of doubt, the US Master Purchaser shall not be obliged to pay any additional amount in respect of such deduction or withholding.

(c)                                  Each US Originator hereby undertakes to indemnify the US Master Purchaser on a joint and several basis in respect of any withholding or deduction on account of Tax on the payment of any amount due in respect of any US Receivable such that the US Master Purchaser receives the same amount that it would have received had there been no such withholding or deduction.

Tax Credits

7.5                                 If a US Originator pays any additional amount (an Additional Payment) under Clause 7.4 and the US Master Purchaser, the Security Agent or any Buhrmann US Note Purchaser effectively obtains a refund of Tax or credit against Tax on its overall net income by reason of that Additional Payment (a Tax Credit) and the US Master Purchaser, the Security Agent or such Buhrmann US Note Purchaser (as applicable) is able to identify such Tax Credit as being attributable to such Additional Payment, then the US Master Purchaser, the Security Agent or such Buhrmann US Note Purchaser (as appropriate), shall reimburse such US Originator such amount as the US Master Purchaser, the Security Agent or such Buhrmann US Note Purchaser shall determine to be the proportion of such Tax Credit as will leave it, after that reimbursement, in no better or worse position than it would have been in if that Additional Payment had not been required. The US Master Purchaser, the Security Agent or such

Buhrmann US Note Purchaser shall have absolute discretion as to whether to claim any Tax Credit and, if it does so claim, the extent, order and manner in which it does so.  None of the US Master Purchaser, the Security Agent and the Buhrmann US Note Purchaser shall be obliged to disclose any information regarding its tax affairs or computations to any US Originator other than notifying the US Originator of the amount of any such Tax Credit effectively obtained.

After Tax Amount

7.6                                 In the event that any taxing authority seeks to impose Tax on any sum paid to the US Master Purchaser, the Security Agent or any Buhrmann US Note Purchaser as a result of the indemnities or other obligations contained herein then the payor shall pay such additional amounts as will ensure that after payment of such Tax the US Master Purchaser, the Security Agent or the Buhrmann US Note Purchaser, as the case may be, receives the amount it would have received had no such Tax been imposed.

Interest

7.7                                 If a US Originator fails to pay any sum payable by such US Originator to the US Master Purchaser, the Security Agent or any Buhrmann US Note Purchaser under this Agreement when due, such US Originator shall pay interest on such sum from the date when it became due and payable to the date of payment at the rate of the aggregate of 3 per cent. per annum and the overnight US dollar rate of Deutsche Bank AG, New York Branch as from time to time in force (both before and after any judgment obtained under this Agreement).

Representations, Warranties and Undertakings

On the US Closing Date and the MTN Closing Date

8.1                                 In entering into this Agreement, each US Originator (in respect of itself) and the Parent (in respect of each US Originator) hereby represents and warrants to the US Master Purchaser and the Security Agent on the US Closing Date and the MTN Closing Date in the terms set out in Part 1 of Schedule 2 with reference to the facts and circumstances then existing and the Parent (in respect of itself) hereby represents and warrants to the US Master Purchaser and the Security Agent on the US Closing Date and the MTN Closing Date in the terms set out in Part 2 of Schedule 2 with reference to the facts and circumstances then existing.

On each Contribution Date

8.2                                 On each Contribution Date,

(a)                                  each US Originator (in respect of itself) and the Parent (in respect of each US Originator) shall be deemed to represent and warrant to the US Master Purchaser and the Security Agent, in the terms set out in Part 1 of Schedule 2 with reference to the facts and circumstances then existing;

(b)                                 the Parent (in respect of itself) shall be deemed to represent and warrant to the US Master Purchaser and the Security Agent in the terms set out in Part 2 of Schedule 2 with reference to the facts and circumstances then existing; and

(c)                                  each US Originator (in respect of each US Receivable contributed by it) and the Parent (in respect of each US Receivable and the US Originator which contributed such US Receivable) shall be deemed to represent and warrant to the US Master Purchaser and the Security Agent, in the terms set out in Part 3 of Schedule 2 with reference to the facts and circumstances then existing.

Covenants

8.3                                 Each US Originator (in respect of itself) and the Parent (in respect of itself and each US Originator) covenants with the US Master Purchaser as follows:

(a)                                  Tax Payments.  Each US Originator will pay all material Tax and file all material returns in respect of Tax in relation to any transaction that gives rise to or relates to the contribution of a US Receivable contributed by it to the US Master Purchaser under this Agreement;

(b)                                 Fiduciary Agent.  To the extent that the contribution of a US Receivable by such US Originator to the US Master Purchaser does not entitle the US Master Purchaser to the entire interest therein, the US Originator shall hold such remaining interest as fiduciary agent for the US Master Purchaser and shall not thereafter deal in any way with such remaining interest in such US Receivable save as expressly permitted under this Agreement;

(c)                                  Perform Contracts.  Each US Originator shall perform and comply with all material provisions, covenants and other obligations required to be observed by it under each Contract relating to US Receivables contributed by it in full and on a timely basis and the exercise by the US Master Purchaser of its rights under this Agreement shall not relieve such US Originator of such obligations;

(d)                                 Protection Of Interest.  Each US Originator (jointly and severally with the other US Originators) shall take such action as may be necessary or advisable or desirable to protect the interest of the US Master Purchaser in the US Receivables contributed by such US Originator to the US Master Purchaser or, in the alternative, to maintain perfection and priority of the US Master Purchaser’s security interest in such US Receivables.

(e)                                  Indemnity Against Claims.  To the extent the US Master Purchaser is not indemnified under Clause 11.2, the US Master Purchaser shall not have any obligation or liability with respect to any US Receivables contributed by such US Originator or with respect to any of the Contracts under which they arise nor will the US Master Purchaser be required to perform any of the obligations of such US Originator under such Contracts.  Such US Originator will indemnify and hold harmless, on an after Tax basis, the US Master Purchaser and the Security Agent against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) properly incurred or otherwise suffered by any of them in connection with any claim or counterclaim or action of whatsoever nature made by a customer or any third party arising out of or in connection with a Contract under which a US Receivable contributed by such US Originator hereunder arises or any goods or services which are the subject of such a Contract or US Receivable (including any claim or counterclaim of a customer or third party in respect of product liability, property damage, personal injury, consequential loss or other similar claim), except to the extent such cost, claim, loss, expense, liability or damages result from the gross negligence or willful misconduct of the US Master Purchaser or the Security Agent, as the case may be, and such US Originator undertakes to pay on demand to the US Master Purchaser or the Security Agent, as the case may be, without any set-off, deduction or withholding whatsoever the amount of any such cost, claim, loss, expense, liability or damages so suffered or incurred;

(f)                                    Indemnity Against Breach.  Such US Originator will indemnify and hold harmless each of the US Master Purchaser and the Security Agent on an after Tax basis in an amount equal to any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) properly incurred or otherwise suffered by it in connection with any breach by such US Originator of this Agreement or any of the other Transaction Documents and such US Originator shall on demand pay to the US Master Purchaser or to the Security Agent, as the case may be, without any set-off, deduction or withholding whatsoever the amount of any such cost, claim, loss, expense, liability or damages so suffered or incurred (it being understood that the foregoing shall not obligate such US Originator to make any payment in respect of the Buhrmann US Notes issued by the US Master Purchaser);

(g)                                 US Master Purchaser Indemnities.  Each US Originator (jointly and severally with the other US Originators) shall on each Calculation Date pay to the US Master Purchaser on a joint and several and after Tax basis an amount equal to the aggregate amount of US Master Purchaser Indemnities then due and payable by the US Master Purchaser on such Calculation Date.  Such US Originator will procure that the US Master Purchaser shall notify such US Originator in writing of the US Master Purchaser Indemnities due and payable by such US Originator on such Calculation Date, and shall provide such US Originator with a statement setting forth details of the incurrence of such US Master Purchaser Indemnities which shall be conclusive in the absence of manifest error.

(h)                                 Contribution.  Each contribution of US Receivables by such US Originator hereunder has been and shall be recorded as a transfer to the US Master Purchaser of the relevant US Receivables in the computer system of such US Originator, subject to and in accordance with the provisions of Clause 3.1;

(i)                                     Underwriting Policy.  Such US Originator shall comply in all material respects with its usual business, underwriting, credit, collection and administration policies (its Policies) in entering into transactions which give rise to US Receivables contributed by it hereunder and will not make any change to its Policies applicable to any Securitised US Receivable without the consent of the US Master Purchaser, the Security Agent and each Buhrmann US Note Purchaser unless (i) the Rating Condition is satisfied with respect to such change or (ii) if such change could reasonably be expected to have a Material Adverse Effect;

(j)                                     Location of Records.  Such US Originator shall keep all its books, records and documents evidencing or relating to the US Receivables contributed by it hereunder at its office specified at the beginning of this Agreement and/or such other address as it may from time to time notify to the US Master Purchaser, the Security Agent and each Buhrmann US Note Purchaser and shall, (i) prior to the occurrence of a Stop Funding Event or a Buhrmann Termination Event, on receipt of not less than one day’s notice, at any reasonable time during normal business hours and (ii) for so long as a Stop Funding Event has occurred and is continuing, or after the occurrence of a Buhrmann Termination Event, forthwith permit the US Master Purchaser and/or US Originator and/or any Buhrmann US Note Purchaser and/or the Security Agent or any of its agents or representatives to examine and make copies of and abstracts from the records, books of account and documents (including computer tapes and disks) of such US Originator relating to the US Receivables contributed by it hereunder, and to visit the properties of such US Originator for the purpose of examining such records, books of account and documents, and to discuss the affairs, finances and accounts of such US Originator relating to the US Receivables contributed by it hereunder or such US Originator’s performance hereunder with any of its officers or directors and with its auditors;

(k)                                  Data Files.  Without prejudice to the obligations of such US Originator pursuant to Clause 8.4, such US Originator shall:

                                                                           (i)          at the close of business on each Business Day, send the Invoices File in respect of that Business Day; and

                                                                        (ii)          on the last Business Day of each month, send the Counterparty File updated as at that Business Day in each case to the Master Servicer and, if requested, the Security Agent.

Such US Originator shall procure that each Buhrmann US Note Purchaser and the Security Agent or any agent or representative of any of them shall have access (i) prior to the occurrence of a Stop Funding Event or a Buhrmann Termination Event, during normal business hours and (ii) for so long as a Stop Funding Event has occurred and is continuing, or after the occurrence of a Buhrmann Termination Event, forthwith to the most recent Invoices File and Counterparty File stored at Europcenter N.V. at Bodemstraat 11, Bus 1, B-3830

Wellen and may make copies of and abstracts from such files.  In addition, such US Originator agrees that it will within one Business Day of the request by any Buhrmann US Note Purchaser or the Security Agent, furnish the party requesting such information with a copy of the most recent Invoices File and Counterparty File; and

(l)                                     Solvency Certificates.  Such US Originator shall, within 30 days after the end of each financial quarter of each financial year, deliver to the US Master Purchaser and the Security Agent a US Originator Solvency Certificate in the form set out in Schedule 3 and dated the last day of such financial quarter.

(m)                               Nature of Business.  Each US Originator shall not materially alter the nature of its business.

Reporting Requirements of each US Originator

8.4(a)                   Until such time as all the liabilities of each of the US Originators and the US Master Purchaser under the Transaction Documents have been discharged:

(i)                  each US Originator shall deliver to the Security Agent and the US Master Purchaser and the Parent hereby agrees to procure the production by each US Originator of the same:

(A)           not later than 120 days after the end of each financial year and not later than 30 days after the end of each of the first three financial quarters of each financial year, a certificate of a senior financial officer of such US Originator in the form set out in Schedule 4 stating that, to the best of such officer’s knowledge, such US Originator during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement to be observed, performed or satisfied by it, and that such officer has no knowledge of any Buhrmann Termination Event or Potential Buhrmann Termination Event except as specified in such certificate; and

(B)             promptly and from time to time such information, documents, records or reports concerning the US Receivables contributed by it and/or the Obligors in respect thereof and such additional financial information as the US Master Purchaser or the Security Agent may reasonably request; and

(ii)               the Parent shall deliver to the Security Agent and the US Master Purchaser, as soon as they become available (and in any event within 120 days of each of their respective financial periods) copies of the audited consolidated financial statements of the Parent for that period each of which shall contain income statements and balance sheets and cash flow statements and be audited and certified, without qualification, by a firm of independent accountants of recognised international standing.

(b)                                 Each US Originator and the Parent (in respect of such an event affecting itself or any US Originator) shall notify the US Master Purchaser and the Security Agent as soon as possible and, in any event, immediately upon being notified of or becoming aware of the occurrence of any Buhrmann Termination Event or Potential Buhrmann Termination Event.

(c)                                  Each US Originator and the Parent (in respect of itself and each US Originator) shall procure that all information and reports furnished by it or on its behalf under the Transaction Documents (including but not limited to each Invoices File and Counterparty File) is accurate in all material respects.

Survival

8.5                                 The representations, warranties, and undertakings made pursuant to Clause 8.2 shall form part of the terms of the contribution of each and every US Receivable contributed hereunder and accordingly such warranties, representations, covenants and undertakings shall remain in full force and effect notwithstanding the completion of such contribution.

Reliance

8.6                                 Each of the Parent and the US Originator acknowledges that:

(a)                                  the representations and warranties set out in Schedule 2 and the covenants contained in Clause 8.3 are made with a view to inducing the US Master Purchaser and the Buhrmann US Note Purchasers to enter into the Transaction Documents and the transactions contemplated hereby and thereby and have caused and will cause the US Master Purchaser and the Buhrmann US Note Purchasers to take other actions in relation to such Transaction Documents and transactions and that such persons will rely upon such representations, warranties, covenants and undertakings notwithstanding any information in fact possessed or discoverable by or otherwise disclosed to any of them;

(b)                                 none of the US Master Purchaser, the Security Agent and the Buhrmann US Note Purchasers have made or is required to make inquiries of or in respect of (i) any person which owes any payment or other obligation to any US Originator in respect of a US Receivable; (ii) the sums receivable under or stated to be receivable in respect of any US Receivable; (iii) the terms of any contract, guarantee, indemnity, letter of credit, bill of exchange or any other agreement or arrangement relating to a US Receivable; (iv) any compensation, guarantee or insurance scheme or policy which may be relevant to a US Receivable; or (v) the creditworthiness or suitability of any Obligor, or any other party to any arrangement or agreement relating to a US Receivable; and

(c)                                  although the US Master Purchaser and the Security Agent and certain other entities have seen copies of and may have conducted checks or analyses of the contracts from which the US Receivables derive and may have made and/or may in the future make enquiries of the type mentioned in Clause 8.6(b), that fact shall not in any way limit or affect a US Originator’s obligations under the representations and warranties contained in Schedule 2.

Consequences of a Buhrmann Termination Event

9.                                       At any time after the occurrence of a Buhrmann Termination Event and subject to the provisions of Clause 10.2, each US Originator agrees that the US Master Purchaser (or the Master Servicer on its behalf) may, and upon being requested to do so by the Security Agent shall (and, for the avoidance of doubt, the Security Agent shall under no circumstances be under the obligation to so request), and the Security Agent may itself:

(a)                                  give notice in its own name (and/or require such US Originator to give notice) to all or any of the relevant Obligors of the contribution of all or any of the US Receivables contributed by it hereunder; and/or

(b)                                 direct (and/or require such US Originator to direct) all or any of the relevant Obligors to pay amounts outstanding in respect of US Receivables contributed by it directly to the US Master Purchaser or the Security Agent or into such accounts or to such other persons as are specified by the US Master Purchaser (or by the Security Agent on its behalf); and/or

(c)                                  terminate this Agreement immediately by giving notice in writing to the US Originator; and/or

(d)                                 take such other action as it considers to be necessary, appropriate or desirable in order to recover any amount outstanding in respect of US Receivables or to improve, protect, preserve or enforce their rights against the relevant Obligors in respect of such US Receivables.

Termination

10.1                           This Agreement shall terminate pursuant to a notice given pursuant to Clause 9(c) with effect from the date of such notice or automatically with immediate effect:

(a)                                  if the US Master Purchaser Funding Agreement is terminated or cancelled in full; or

(b)                                 on the occurrence of a Buhrmann Termination Event.

10.2                           The termination of this Agreement shall not affect any rights or obligations of the parties in relation to any US Receivables contributed prior to such termination and the provisions of this Agreement shall continue to bind the parties to the extent and for so far and so long as may be necessary to give effect to such rights and obligations.  The covenants, obligations and undertakings of each US Originator and the rights and remedies of the US Master Purchaser and the Security Agent in respect of any representation, warranty or statement made by a US Originator under or in connection with this Agreement and the indemnification and other payment obligations of the US Originators shall continue and remain in full force and effect notwithstanding the termination of this Agreement.

Remedies for Breach of Warranty

11.1(a)             If any representation or warranty set out in Part 3 of Schedule 2 proves to have been incorrect when made and remains incorrect, or if the relevant US Receivable has never existed, the US Originator that contributed such US Receivable shall, as soon as practicable, take the action specified in Clause 11.1(b) in respect of the US Receivable to which such breach of representation or warranty relates (or which did not exist) (a Non-Conforming US Receivable).

(b)                                 Such US Originator shall (i) purchase from the US Master Purchaser the relevant Non-Conforming US Receivable for a price equal to the sum of (A) the Purchase Price of the US Receivable; (B) interest on the Initial Purchase Price of the US Receivable from the Contribution Date of the US Receivable to the date when the Repurchase Amount in respect of the US Receivable is paid to the US Master Purchaser at a rate per annum equal to the highest Estimated Funding Costs of any Buhrmann US Noteholder as at the most recent Calculation Date; and (C) any reasonable administrative or other costs (including Taxes) incurred by the US Master Purchaser in connection with such Non-Conforming US Receivable (collectively, the Repurchase Price), and such US Originator shall pay such price to the US Master Purchaser Transaction Account or (ii) provided that a Buhrmann Termination Event has not occurred, substitute on the Relevant Date an Eligible US Receivable having a Face Amount at least equal to the Non-Conforming US Receivable it replaces.

(c)                                  Following purchase of a Non-Conforming US Receivable by the relevant US Originator and (i) the credit of the Repurchase Price into the US Master Purchaser Transaction Account in cleared funds or (ii) the substitution of an Eligible US Receivable as specified in Clause 11.1(b)(ii), the Security Agent is authorized to release (at the relevant US Originator’s expense) the relevant Non-Conforming US Receivable from the Security.

(d)                                 If at any time:

(i)                  there arises any set-off, counterclaim, defense or deduction in respect of a US Receivable contributed by a US Originator; or

(ii)               any Dilutions occur in relation to a transaction under which a US Receivable arises or any other transaction between the Obligor in respect of such US Receivable and a US Originator;

then such US Originator shall on the next Business Day (i) pay to the US Master Purchaser Transaction Account an amount equal to the amount of such set-off, counterclaim, defense,

deduction or Dilution, or (ii) transfer to the US Master Purchaser Eligible US Receivables with a Face Amount equal to or greater than the amount of such set-off, counterclaim, defence, deduction or Dilution.

(e)                                  The US Master Purchaser and each US Originator agrees and acknowledges that, in respect of any breach of representation or warranty under Clause 8.2 and Part 3 of Schedule 2, the sole remedy available to the US Master Purchaser shall be to require such US Originator to take the action specified in Clause 11.1(b) and, if such US Originator complies with Clause 11.1(b), neither the Security Agent nor the US Master Purchaser shall be entitled to claim damages or to exercise any other remedy (whether in contract, tort or otherwise) in respect of any such breach.

(f)                                    For the avoidance of doubt, each US Originator agrees with and acknowledges to the US Master Purchaser that nothing in Clause 11.1(e) shall in any way limit or affect the US Master Purchaser’s ability or entitlement to claim damages or to exercise any other remedy (whether in contract, tort or otherwise) in respect of any breach of representation or warranty contained in Part 1 of Schedule 2.

Remedy for Certain Breaches of Maximum Obligor Limits

11.2                           If, at any time, as a result of the contribution of any US Receivable there is a breach of the representations in paragraph (a) of Part 3 of Schedule 2 by reference to the Eligibility Criteria set out in paragraphs (g) and (i) of Schedule 1 in circumstances where the credit rating of any Obligor has been downgraded prior to the relevant Contribution Date when such US Receivable was contributed and the US Originator that contributed such US Receivable certifies that it was not, on the relevant Contribution Date, aware of such downgrading, then on each succeeding Contribution Date thereafter, such US Originator and the US Master Purchaser shall select US Receivables to be contributed by the US Master Purchaser so as to result in the breach being rectified, to the extent that such US Receivables are available to be contributed, and such US Originator shall only be obliged to comply with the requirements set out in Clause 11.1 in respect of such US Receivables if the breach has not been rectified in this way by the Calculation Date following the date on which such US Originator became aware of such downgrading.

Remedy for Other Breaches of Representations and Warranties

11.3                           If any representation or warranty set out in Part 1 or 2 of Schedule 2 with respect to a US Originator or the Parent proves to have been incorrect when made and remains incorrect the US Master Purchaser shall be entitled generally to all remedies available to it under New York law (including, without limitation, an action for damages) for breach of warranty against such US Originator or the Parent.

Protection of US Master Purchaser, Further Assurance

Subordination of each US Originator’s Rights

12.1                           Notwithstanding any other provision of this Agreement, or the winding-up of any US Originator or the US Master Purchaser, until one year and one day has elapsed following the payment of all sums outstanding and owing under the latest maturing Buhrmann Note, the payment and discharge in full of all US Master Purchaser Secured Obligations and the cancellation of the Securitisation Facility, no US Originator shall institute any proceedings against the US Master Purchaser to enforce any of its rights hereunder or purport to enforce its rights hereunder whether by exercising any set-off, or making any withholding or deduction against any amounts otherwise due to the US Master Purchaser under this Agreement or any of the Transaction Documents or otherwise.

Further Assurance

12.2                           Each US Originator agrees that from time to time it will, at its own cost, promptly execute and deliver all instruments and documents, and take all further action as the US Master Purchaser may reasonably request in order to perfect, protect or more fully evidence the US Master Purchaser’s ownership interest in the US Receivables contributed by it and any proceeds thereof without, however, giving notice to the Obligors (except in the circumstances contemplated in Clause 8.1).

Enforcement

12.3                           Each US Originator hereby irrevocably consents to the US Master Purchaser (or the Master Servicer on its behalf) and the Security Agent at any time after the occurrence of a Buhrmann Termination Event, for its own benefit commencing proceedings in the name of such US Originator in respect of any of the US Receivables contributed by it.

Fiduciary Agent

12.4                           Each US Originator shall hold as fiduciary agent for the sole benefit of the US Master Purchaser any Contracts and other documentary items and evidence relating to any outstanding US Receivables contributed by such US Originator at the office specified in Clause 7.2 of the Framework Deed.

Payment to a US Originator’s Account

12.5                           Whenever any amount is due, owing or payable to a US Originator under or in connection with this Agreement, payment of such sum in cleared funds into the account specified by such US Originator to the US Master Purchaser for such purpose shall constitute a complete discharge of the obligation to pay such amounts.

Appropriation of Payments

12.6                           If an Obligor makes a general payment to a US Originator on account both of a US Receivable which has been contributed to the US Master Purchaser by such US Originator or which the US Master Purchaser has agreed to accept as a capital contribution and of any other moneys due for any reason whatsoever to such US Originator and makes no apportionment between them, then such payment shall be treated as though the Obligor had appropriated it first to such US Receivable and the proceeds of or comprised in such payment up to the full amount due or to become due in respect of such US Receivable shall accordingly be the property of the US Master Purchaser and such US Originator shall immediately and without deduction transfer that amount, in accordance with the US Collection Account Agreement, to the US Master Purchaser (and shall in the meantime hold such moneys as fiduciary agent for the US Master Purchaser).

Choice of Law

12.7                           This Agreement shall be construed in accordance with, and all matters arising out of or relating in any way to this Agreement shall be governed by, the law of the State of New York.

Submission to Jurisdiction

12.8                           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement.  Each party hereto hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Amendments

12.9                           No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of electronic messages on an electronic messaging system; provided that in no event shall the representations and warranties contained in paragraphs (h) and (i) of Part 1 of Schedule 2, and paragraph (b) of Part 3 of Schedule 2 of this Agreement be amended or waived.

Security Agent as a Party

12.11                     The Security Agent is a party to this Agreement for the purposes only of taking the benefit of the rights but not the obligations of the US Master Purchaser in respect of this Agreement, for receiving notices in accordance with Clause 7 of the Framework Deed and for regulating the agreement of amendments to this Agreement.  The Security Agent assumes no obligations under this Agreement.

In Witness Whereof the parties hereto have caused this Agreement to be duly executed and delivered as the date set forth above.

CORPORATE EXPRESS OFFICE PRODUCTS, INC.

By	KEES BANGMA
Name: KEES BANGMA
Title:

CORPORATE EXPRESS OF TEXAS, INC.

By	KEES BANGMA
Name: KEES BANGMA
Title:

BUHRMANN SILVER US LLC

by CORPORATE EXPRESS OFFICE PRODUCTS, INC.
its managing member

By	KEES BANGMA
Name: KEES BANGMA
Title:

BUHRMANN N.V.

By	KEES BANGMA
Name: KEES BANGMA
Title:

DEUTSCHE TRUSTEE COMPANY LIMITED

By	RAFE MORTON and SUZIE SMITH
Name: RAFE MORTON and SUZIE SMITH
Title:

SCHEDULE 1

US Eligibility Criteria

In order for a US Receivable contributed by a US Originator to be eligible for contribution, such US Receivable or the Contract from which it is derived, as the case may be, must satisfy the following criteria (the Eligibility Criteria):

(a)                                  Ordinary Course of Business:  it has been originated by such US Originator in the ordinary course of business from the sale of goods or performance of services of such US Originator, represents the purchase price of specified goods or services delivered or performed and is non-interest bearing;

(b)                                 Completed Performance:  it has been originated by such US Originator pursuant to a Contract under which such US Originator has fully performed its obligations to the related Obligor.

(c)                                  Obligor Limit:  it is payable by an Obligor incorporated in or acting through a branch located in the United States or Canada;

(d)                                 Currency:  it is denominated and payable in US dollars in the United States;

(e)                                  Maximum Term:  it is payable within a maximum period of 125 days from the date the related goods are shipped or the related services are performed;

(f)                                    Assignability:  it can be freely and validly transferred by way of assignment to the US Master Purchaser under the terms of the relevant Contract without any requirement to give notice to or obtain consent from the Obligor and without otherwise breaching the Contract under which the US Receivable arises;

(g)                                 No Defaults, Etc.:  the US Originator contributing such US Receivable is not in default under the terms of the Contract from which such US Receivable arises;

(h)                                 Obligor:  the Obligor in respect of such US Receivable is domiciled in the United States or Canada and is not bankrupt or insolvent or in liquidation, administration, receivership or subject to any analogous proceeding, provided that no more than 5 per cent. of the Face Amount of all Securitised US Receivables comprises Receivables in respect of which the Obligor is domiciled in Canada;

(i)                                     Set-Off:  the Maximum Right of Set-Off Limit is not exceeded as a result of the contribution of such US Receivable;

(j)                                     Governing Law:  the Contract under which any obligation to make payment in respect of such US Receivable is governed by the law of a State of the United States;

(k)                                  Non-Affiliated Obligor: the Obligor in respect of such US Receivable is not another member of the Buhrmann Group;

(l)                                     Defaults and Delinquencies:  it is not a Defaulted Receivable or a Delinquent Receivable;

(m)                               Bill and Hold:  it does not arise under a Contract in respect of which an invoice has been generated but the goods have not been delivered or the services have not been performed; and

(n)                                 Sub-contracted Services:  it is not related to a service which is sub-contracted to a third party.

SCHEDULE 2

Part 1

Representations and Warranties relating to each US Originator

(a)                                  Status:  it is a corporation duly organized and validly existing under the law of its jurisdiction of incorporation;

(b)                                 Powers and Authorizations:  the documents which contain or establish its constitution include provisions which give power, and all necessary authority has been obtained and action taken, for it to own its assets, carry on its business and operations as they are now being conducted and to sign and deliver, and perform the transactions contemplated in, the Transaction Documents to which it is a party;

(c)                                  Legal Validity/Pari Passu Ranking:  its obligations under the Transaction Documents to which it is a party constitute, or when executed by it will constitute, its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and its obligations thereunder are and will be direct, unconditional and general obligations which rank equally with all its other unsecured obligations and liabilities, present or future, actual or contingent, save for unsecured obligations and liabilities accorded preference over its other unsecured obligations and liabilities pursuant to any applicable provision law;

(d)                                 Non-Violation:  the execution, signing and delivery of the Transaction Documents to which it is a party and the performance of any of the transactions contemplated in any of them do not and will not contravene or breach or constitute a default under or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its members imposed by or contained in:

(i)                  any law, statute, decree, rule or regulation to which it or any of its assets or revenues is subject or of any order, judgment, injunction, decree, resolution, determination or award of any court or any judicial, administrative, or governmental authority or organization which applies to it or any of its assets or revenues; or

(ii)               any agreement, indenture, mortgage, deed of trust, bond, or any other document, instrument or obligation to which it is a party or by which any of its assets or revenues is bound or affected; or

(iii)            any document which contains or establishes its constitution;

which might materially and adversely affect its ability to observe or perform its obligations under the Transaction Documents to which it is a party;

(e)                                  Consents:  no authorization, approval, consent, license, exemption, registration, recording, filing or notarization and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is required to ensure (i) the creation, the validity, legality, enforceability or priority of its liabilities and obligations or of the rights of the US Master Purchaser or the Security Agent against it under the Transaction Documents or (ii) the effective sale, substitution or transfer by way of capital contribution of US Receivables to the US Master Purchaser pursuant to this Agreement;

(f)                                    No Default:  no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any such law, statute, decree, rule, regulation, order, judgment, injunction, decree, resolution, determination or award or any agreement, document or instrument by which it or any of its assets is bound or affected, being a contravention or default which could reasonably be expected to have a Material Adverse Effect;

(g)                                 Tax Liabilities:  all material and necessary returns have been delivered by it or on its behalf to the relevant taxation authorities, it is not in material default in the payment of any Taxes, and no claim is being asserted with respect to Taxes which is not disclosed or reserved for in the most recent financial statements delivered in accordance with Clause 8.4(a)(ii) which, if adversely determined, would have a Material Adverse Effect;

(h)                                 Perfection:  it has caused or will have caused, within ten days of each Contribution Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the contribution of the US Receivables contributed to the US Master Purchaser on such Contribution Date;

(i)                                     Priority:  other than the contribution to the US Master Purchaser pursuant to this Agreement, it has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the US Receivables. It has not authorized the filing of and is not aware of any financing statements against it that include a description of collateral covering such US Receivables other than any financing statement relating to the contribution to the US Master Purchaser hereunder or that has been terminated. It is not aware of any judgment or tax lien filings against it;

(j)                                     No Security:  there is no Encumbrance over or in relation to any US Collection Account (or the proceeds of or any interest in such account) and it is not a party to nor are any of such assets bound by any order, agreement or instrument under which it is or in certain events may be required to create, assume or permit to arise any Encumbrance over or in relation to such assets;

(k)                                  Solvency:  it is solvent and able to pay its debts as they fall due and has not suspended or threatened to suspend making payments (whether of principal or interest) with respect to all or any class of its debts and will not become insolvent or unable to pay its debts in consequence of any contribution by it of US Receivables under this Agreement or any other obligation or transaction contemplated in the Transaction Documents;

(l)                                     No Buhrmann Termination Event:  no Buhrmann Termination Event or Potential Buhrmann Termination Event has occurred;

(m)                               Insolvency Procedures:  no corporate action has been taken or is pending, no other steps (whether out of court or otherwise) have been taken and no legal proceedings have been commenced or are threatened or are pending for (i) its winding-up, liquidation, dissolution, administration or reorganization, (ii) it to enter into any composition or arrangement with its creditors or (iii) the appointment of a receiver, administrative receiver, trustee or similar officer in respect of it or any of its property, undertaking or assets and no event equivalent to any of the foregoing has occurred in or under the laws of any relevant jurisdiction;

(n)                                 Information:  none of the information and reports furnished by it in connection with the negotiation and entry into of the transactions envisaged by the Transaction Documents is (or, in the case of oral information, was when given) inaccurate in any material respect, or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading and it is not aware of any fact, information or circumstance the omission of which from such information or reports would reasonably affect the decision of any potential participant whether to participate in the arrangements contemplated in the Transaction Documents, its assessment of the rights being acquired in relation to any US Receivables contributed by it, the risks associated with the portfolio of US Receivables contributed by it or the risks associated with the transactions and arrangements contemplated in the Transaction Documents;

(o)                                 No Litigation:  no litigation to which it is a party or which any third party has brought against it in any court, arbitral tribunal or public or administrative body or otherwise and which, if adversely determined could reasonably be expected to have a Material Adverse Effect;

(p)                                 Ownership:  it is an indirect wholly-owned subsidiary of Parent;

(q)                                 Licenses:  it has all material licenses that are necessary for carrying on its business;

(r)                                    Investment Company Act:  it is not an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended, or is exempt from all of the provisions of such Act;

(s)                                  Place of Business:  the chief executive office of such US Originator is identified at the beginning of the US Contribution Agreement, which office is the place where such US Originator is located for the purposes of Section 9-307 of the Uniform Commercial Code (as in effect in the jurisdiction that governs the perfection of the ownership interest in the US Receivables contributed by such US Originator) and there have been no other such locations during the four months preceding the date of the this Agreement;

(t)                                    ERISA:  no Encumbrance exists on any US Receivable contributed by it under ERISA or the Code and the rules and regulations promulgated thereunder; no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect;

(u)                                 No Fraudulent Transfer:  such US Originator (i) is consummating the transactions contemplated by the Transaction Documents in good faith and for a valid legal and business reason, (ii) is not entering into any Transaction Document with the actual intent to hinder, delay or defraud its present or future creditors, (iii) is receiving reasonably equivalent and fair value for the US Receivables being contributed by it under the US Contribution Agreement; and

(v)                                 Status:  it is a “United States person” as defined in Code Section 7701(a)(30).

Part 2

Representations and Warranties relating to the Parent

(a)                                  Status:  it is duly organized and validly existing under the law of its jurisdiction of incorporation;

(b)                                 Powers and Authorizations:  the documents which contain or establish its constitution include provisions which give power, and all necessary authority has been obtained and action taken, for it to own its assets, carry on its business and operations as they are now being conducted and to sign and deliver, and perform the transactions contemplated in, the Transaction Documents to which it is a party;

(c)                                  Legal Validity/Pari Passu Ranking:  its obligations under the Transaction Documents to which it is a party constitute, or when executed by it will constitute, its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and its obligations thereunder are and will be direct, unconditional and general obligations which rank equally with all its other unsecured obligations and liabilities, present or future, actual or contingent, save for unsecured obligations and liabilities accorded preference over its other unsecured obligations and liabilities pursuant to any applicable provision law;

(d)                                 Non-Violation:  the execution, signing and delivery of the Transaction Documents to which it is a party and the performance of any of the transactions contemplated in any of them do not and will not contravene or breach or constitute a default under or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its members imposed by or contained in:

(i)                  any law, statute, decree, rule or regulation to which it or any of its assets or revenues is subject or of any order, judgment, injunction, decree, resolution, determination or award of any court or any judicial, administrative, or governmental authority or organization which applies to it or any of its assets or revenues; or

(ii)               any agreement, indenture, mortgage, deed of trust, bond, or any other document, instrument or obligation to which it is a party or by which any of its assets or revenues is bound or affected; or

(iii)            any document which contains or establishes its constitution;

which might materially and adversely affect its ability to observe or perform its obligations under the Transaction Documents to which it is a party;

(e)                                  Consents:  no authorization, approval, consent, license, exemption, registration, recording, filing or notarization and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is required to ensure the creation, the validity, legality, enforceability or priority of its liabilities and obligations or of the rights of the US Master Purchaser or the Security Agent against it under the Transaction Documents;

(f)                                    No Default:  no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any such law, statute, decree, rule, regulation, order, judgment, injunction, decree, resolution, determination or award or any agreement, document or instrument by which it or any of its assets is bound or affected, being a contravention or default which could reasonably be expected to have a Material Adverse Effect;

(g)                                 Tax Liabilities:  all material and necessary returns have been delivered by it or on its behalf to the relevant taxation authorities and it is not in material default in the payment of any Taxes, and no claim is being asserted with respect to Taxes which is not disclosed or reserved for in the most recent financial statements delivered in accordance with Clause 8.4(a)(ii) which, if adversely determined, would have a Material Adverse Effect;

(h)                                 Accounts:  its audited consolidated financial statements (including the income statement and balance sheet) have been prepared on a basis consistently applied in accordance with the relevant accounting standards and give a true and fair view of its results for the relevant period and the state of its affairs at that date;

(i)                                     No Material Adverse Change:  since its most recent financial statements, there has been no change in its financial condition or its operations that could reasonably be expected to have a Material Adverse Effect;

(j)                                     No Buhrmann Termination Event:  no Buhrmann Termination Event or Potential Buhrmann Termination Event has occurred;

(k)                                  Insolvency Procedures:  no corporate action has been taken or is pending, no other steps have been taken and no legal proceedings have been commenced or are threatened or are pending for (i) its winding-up, liquidation, dissolution, administration or reorganization, (ii) it to enter into any composition or arrangement with its creditors or (iii) the appointment of a receiver, administrative receiver, trustee or similar officer in respect of it or any of its property, undertaking or assets and no event equivalent to any of the foregoing has occurred in or under the laws of any relevant jurisdiction;

(l)                                     Information:  none of the information and reports furnished by it in connection with the negotiation and entry into of the transactions envisaged by the Transaction Documents is (or, in the case of oral information, was when given) inaccurate in any material respect, or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading and it is not aware of any fact, information or circumstance the omission of which from such information or reports would reasonably affect the decision of any potential participant whether to participate in the arrangements contemplated in the Transaction Documents, its assessment of the rights being acquired in relation to any US Receivables, the risks associated with the portfolio of US Receivables or the risks associated with the transactions and arrangements contemplated in the Transaction Documents;

(m)                               No Litigation:  no litigation to which it is a party or which any third party has brought against it in any court, arbitral tribunal or public or administrative body or otherwise and which, if adversely determined could reasonably be expected to have a Material Adverse Effect;

(n)                                 Licenses:  it has all material licenses that are necessary for carrying on its business;

(o)                                 Investment Company Act:  it is not an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended, or is exempt from all of the provisions of such Act; and

(p)                                 ERISA:  no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect;

Part 3

Representations and Warranties relating to the US Receivables

(a)                                  US Eligibility Criteria:  each US Receivable contributed by it to the US Master Purchaser complies in all respects with the US Eligibility Criteria set out in Schedule 1;

(b)                                 Ownership of US Receivables:  immediately prior to the Contribution Date it owns good and marketable title to each US Receivable contributed by it and is entitled to transfer and assign and is transferring and assigning it to the US Master Purchaser free from any Encumbrance;

(c)                                  Transfer and Good Title:  in relation to each US Receivable contributed by it, (i) the information set out in each Invoices File and Counterparty File, and the particulars of such US Receivable set out in any other information and statements of any kind supplied or to be supplied to the US Master Purchaser as evidence of or relating to such US Receivable are in all material respects true, accurate, correct, complete and not misleading; (ii) on completion of the transfer of such US Receivable in accordance with Clause 4 hereof, the US Master Purchaser will obtain good and marketable title to and beneficial ownership of such US Receivable free and clear of any Encumbrance; (iii) there are no legal, regulatory or contractual restrictions or binding orders and no other obligations which prevent the transfer of title of such US Receivable to the US Master Purchaser; and (iv) the Contract from which such US Receivable derives does not contain any obligations of the US Originator of a personal nature or which involve personal skill or confidence or other personal considerations.

(d)                                 Status of Contracts:  all goods and/or documents to be delivered or services to be supplied under the Contract under which such US Receivable arises have been delivered, dispatched or supplied to the relevant customer (or its agent or bank (as appropriate)) and, subject to returns, corrections and dilutions that occur in the ordinary course of business, all the requirements of the Contract (including requirements as to the nature, description, specifications, amount, quantity, quality, fitness for purpose, merchantability, time of loading or delivery, manner and costs of delivery, insurance, carriage, and the nature, condition or terms of any documents) have been complied with in full and all other terms and conditions upon which the payment of such US Receivable may be dependent have been fulfilled; no material default, breach or violation has occurred under the Contract and no event which could constitute such a default, breach or violation has occurred;

(e)                                  Valid and Binding:  the Contract under which such US Receivable arises (i) was duly authorized by such US Originator and the other parties thereto, (ii) is a legally valid and binding obligation of each of the relevant parties thereto which is and will be enforceable against such parties in accordance with its terms and complies with all statutory and other requirements for its validity and (iii) there is no fact, circumstance, act, omission or state of affairs which would constitute a breach of any warranty, term or condition of the Contract or which would permit the relevant Obligor or any other Person to reject the goods delivered (or to be delivered) or the documents tendered (or to be tendered) under the Contract or which would provide the relevant Obligor (or any other person who is liable to make a payment in respect of such US Receivable) with any reason, justification, excuse or defense of any kind for not making timely payment in full of the whole amount due in respect of such US Receivable, except for returns, corrections and dilutions that occur in the ordinary course of business;

(f)                                    No Variation:  there has been no variation, amendment, waiver or extension of time of any kind in respect of the original terms of the Contract under which such US Receivable arises which in any material way adversely affects the terms of such US Receivable, or its enforceability or collectability, except for returns, corrections and dilutions that occur in the ordinary course of business;

(g)                                 No Violation:  such US Receivable and such Contract under which such US Receivable arises do not contravene in any material respect any applicable law, rule or regulation and such US Originator has not and, so far as such US Originator is aware no other party to the Contract has, contravened any such law, rule, regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon any of them, in each case which in any material way affects the enforceability or collectability of such US Receivable;

(h)                                 Business, Credit and Collection Policy:  (i) such US Originator has complied with its usual business, underwriting, credit and collection criteria and procedures in entering into the Contract under which such US Receivable arises and in relation to the administration of such US Receivable to the date on which it is purchased hereunder (which criteria have been consistently applied in the management of its business); and (ii) such US Originator has taken steps to require that each Obligor makes payment of each US Receivable to a US Lockbox Account;

(i)                                     Documentary Sales:  the Contract under which such US Receivable arises does not provide for payment by means of a letter of credit, a bill of exchange or promissory note;

(j)                                     No Termination or Defense:  the Contract under which such US Receivable arises has not been terminated or frustrated and is not subject to force majeure or any right of rescission; and there is no justification of any kind for the non-payment of the full Face Amount of such US Receivable when due;

(k)                                  Set-off:  there is not and such US Originator is not aware of any circumstances which, as of the date of its contribution, would give rise to:

(i)                         any right of set-off, counterclaim, defense, or deduction in respect of such US Receivable; or

(ii)                      except as otherwise disclosed to the US Master Purchaser and the Master Servicer, any Credit Note, discount, allowance or reverse invoice;

(l)                                     Fraud, Dispute or Amendment:  the Contract under which such US Receivable arises has not:

(i)                         been entered into fraudulently by the Obligor in respect thereof;

(ii)                      been passed to the claims or legal department or referred to external lawyers; or

(iii)                   had its terms modified or varied subsequent to the time when the Contract was entered into save for the issuance of Credit Notes which have reduced the Face Amount and Purchase Price of such US Receivable;

(m)                               Misrepresentation, Duress:  the Contract under which such US Receivable arises was not entered into as a consequence of any conduct constituting fraud, misrepresentation, duress or undue influence by such US Originator, its directors, members, officers, employees or agents or by any other person;

(n)                                 Segregation:  with effect from the time when such US Receivable is purchased by the US Master Purchaser, the “Purchased On Date” column contained in the Invoices File in respect of such US Receivable and which is contained in the computer systems of the US Master Purchaser will clearly designate a “1” (indicating a “yes”) indicator showing such US Receivable as having been transferred to the US Master Purchaser and that it and all amounts collected in respect of it belong to the US Master Purchaser;

(o)                                 Selection:  such US Receivable is due under Contracts selected randomly (except in order to comply with this Agreement) from those complying with the representations and warranties contained in this Schedule 2;

(p)                                 No Taxes:

(i)                  Such Receivable is assignable free and clear of any sales or transfer Taxes, and no payment to be received by the US Master Purchaser in respect of such US Receivable is subject to any Taxes imposed by withholding;

(ii)               the US Master Purchaser is treated as a partnership for purposes of United States Treasury Regulation 1.7701-3(b)(1)(i);

(iii)            the US Master Purchaser is not liable for any United States Tax imposed by a State in which the Obligor in respect of such US Receivable resides or is organized or through which the US Master Purchaser receives payments in respect of such US Receivable; and

(iv)           such Receivable is not subject to any lien filed by the US Internal Revenue Service or the Pension Benefit Guaranty Corporation;

(q)                                 Data Protection:  the disclosure of information relating to the Obligor in respect of such US Receivable as contemplated by this Agreement is not contrary to any applicable data protection law;

(r)                                    Accounts:  such US Receivable constitutes an “account” (and not an “instrument” or “chattel paper”) within the meaning of Section 9-102 of the Uniform Commercial Code;

(s)                                  Location:  such US Receivable arises from the sale of goods or provision or rendering of services within the United States;

(t)                                    Perfection:  all financing statements and other documents required to be recorded or filed in order to perfect and protect the US Master Purchaser’s ownership interest in such US Receivable against all creditors of the US Master Purchaser have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings have been paid in full and the Security Agent has a first priority perfected interest therein; and

(t)                                    Lockbox Payment:  each Obligor has been instructed to make all payments in respect of the US Receivables directly into a lockbox account identified in and subject to the terms of the US Lock Box and Assigned Account Agreement

SCHEDULE 3

Form of US Solvency Certificate

The undersigned, [NAME OF US ORIGINATOR], is able to pay its debts as they fall due and has not suspended making payments on any of its debts nor has it commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, by reason of actual or anticipated financial difficulties nor does it expect for any such events to occur.

The fair saleable value of the assets of the undersigned exceeds the amount that will be required to be paid on or in respect of the debts and other liabilities (including contingent, unmatured and subordinated liabilities) of the undersigned as they mature and the undersigned has not incurred debts, does not intend to incur debts and does not believe that it has incurred debts beyond its ability to pay such debts as they mature.  The undersigned is not engaged in, and is not about to engage in, a business or any transaction (including, without limitation, the transactions contemplated by the Transaction Documents) for which the undersigned has or will have unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

Furthermore, the undersigned is not aware of any proceedings having been or being instituted against it seeking a judgment of insolvency, bankruptcy, suspension of payments or any other relief under any bankruptcy or insolvency law, nor is it aware of any such proceedings being threatened in respect of the undersigned, or of anything analogous and having a substantially similar effect to any of the events specified above under the laws of any jurisdiction in which the undersigned carries on its business or has a material part of its assets.

[NAME OF US ORIGINATOR]

By:
Name:
Title:
Date:

SCHEDULE 4

Form of US Compliance Certificate

To                                 Buhrmann Silver US LLC
1 Environmental Way
Broomfield, Colorado 80021-3416

Deutsche Trustee Company Limited
Winchester House
1 Great Winchester Street
London EC2N 2DB

This certificate is delivered to you in accordance with Clause 8.4(a) of the US Contribution Agreement dated September 28, 2001 as amended and restated on July 18, 2002 (the US Contribution Agreement). The definitions contained in the Master Definitions and Framework Deed dated 27 September 2001, as amended and restated on September 28, 2001 and July 18, 2002, shall apply to this certificate.  The date of this certificate is [                ].

[NAME], a senior financial officer of [US ORIGINATOR], does hereby certify that:

(i)                  as at [               ](1) no Buhrmann Termination Event or Potential Buhrmann Termination Event existed [other than [                 ]](2) [and no Buhrmann Termination Event or Potential Buhrmann Termination Event existed at any time during the period since [the US Closing Date](3)/[the date of the last certificate delivered under Clause 8.4(a)](4)]; and

(ii)               during the period since [the US Closing Date]/[the date of the last certificate delivered under Clause 8.4(a)] the US Originator has complied [in all respects] with its obligations under US Contribution Agreement and each of the other Transaction Documents [other than [                   ]](5)

Name:
Title:
Date:

(1)          Specify a date not more than ten Business Days before the date of [delivery of] the certificate.

(2)          If any Buhrmann Termination Event or Potential Buhrmann Termination Event did exist, give details; otherwise delete.

(3)          Include in respect of the first certificate delivered under Clause 8.4(a); otherwise delete.

(4)          Include unless the certificate is the first certificate delivered under Clause 8.4(a); in which case delete.

(5)          If the US Master Purchaser/US Originator has failed to comply with any obligation, give details; otherwise delete.